MAXIM SERIES FUND, INC.

RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT

This Shareholder Information Agreement (this “Agreement”) is entered into on April 16, 2007 by and between Maxim Series Fund, Inc. (the “Fund”) and GWFS Equities, Inc. and its affiliates (the “Intermediary”) with an effective date of October 16, 2007 or such earlier date as mutually agreed upon by the parties.

WHEREAS, prior to the effective date of this Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for shareholder transaction information, and the Intermediary’s response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests;

WHEREAS, Intermediary facilitates trading for Shareholders investing in one or more of the Funds;

WHEREAS, Rule 22c-2 requires the Fund to enter into an agreement with each financial intermediary, as defined by Rule 22c-2 of the Investment Company Act of 1940 (“Rule 22c-2”); and

WHEREAS, the Fund has identified Intermediary as a financial intermediary.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.	Definitions

A.          The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

B.	The term “Purchase” does not include the automatic reinvestment of dividends.

C.          The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund that are held by the Intermediary.

D.          The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

E.          For retirement record keepers, the term “Shareholder” means the plan participant notwithstanding that the plan may be deemed to be the beneficial owner of Shares.

F.           For insurance companies, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

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1 As defined in SEC Rule 22c-2(b), the term “excepted fund” means any (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

G.	The term “written” includes electronic writing and facsimile transmissions.

2.            Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholders(s) or account (if known), and the transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

A.          Period Covered by Request. Requests must set forth a specific period, which will generally not exceed one hundred eighty (180) days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than one hundred eighty (180) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

B.          Form and Timing of Response. Intermediary agrees to provide, promptly upon request of the Fund, but in no event later than five (5) business days or such other time as agreed to by the Fund, the requested information specified in paragraph 2. If requested by the Fund or its designee, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in paragraph 2 is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund or its designee, promptly (within the time period designated above) either: (i) provide or arrange to provide to the Fund or its designee, the information in paragraph 2 for those Shareholders who hold an account with an Indirect Intermediary, or (ii) if directed by the Fund or its designee, restrict or prohibit further purchases of Fund Shares from such Indirect Intermediary. In such instances, Intermediary agrees to inform the Fund or its designee, whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “Indirect Intermediary” has the same meaning as in Rule 22c-2.

C.          Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

3.            Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares or take such other action as requested by the Fund or its designee for a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

A.          Form of Instructions. Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the information relates.

B.          Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

C.          Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund or its designee that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MAXIM SERIES FUND, INC.	GWFS EQUITIES, INC.

By: /s/ William T. McCallum	By: /s/ Charles P. Nelson

Name: William T. McCallum	Name: Charles P. Nelson

Title: President	Title: President

Date: April 16, 2007	Date: March 6, 2007

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